                                                Filed pursuant to Rule 424(b)(3)
                                                File number 333-70342


                              EXCO RESOURCES, INC.

                         200,000 SHARES OF COMMON STOCK

     This prospectus relates to 200,000 shares of common stock of EXCO Resources, Inc. to be sold from time to time by the selling shareholder, Paul J. Zecchi. We are not selling any shares under this prospectus, and we will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholder.

     The selling shareholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholder may sell its shares in the section entitled "Plan of Distribution" on page 12. You should read this prospectus and any supplement carefully before you invest.

     Our common stock is traded on the Nasdaq National Market under the symbol "EXCO." On September 26, 2001, the last reported sale price of our common stock on the Nasdaq National Market was $15.41 per share.

     YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this prospectus is October 15, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

The Company....................................................................................................  3
Risk Factors...................................................................................................  4
Use of Proceeds................................................................................................ 11
Selling Shareholder............................................................................................ 11
Plan of Distribution........................................................................................... 12
Legal Matters.................................................................................................. 13
Experts........................................................................................................ 14
Where You Can Find More Information............................................................................ 14

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                                   THE COMPANY

     We use the terms "we," "us," and "our" to refer to EXCO Resources, Inc., a Texas corporation, and its subsidiaries unless the context indicates otherwise.

     We are an independent energy company engaged in the acquisition, development and exploitation of oil and natural gas properties. Our primary areas of operations are onshore in Texas, Louisiana, Mississippi and Alberta, Canada.

     Since our present management team purchased a significant ownership interest in us in December 1997, we have achieved substantial growth through a strategy of acquiring proved oil and natural gas properties with development and exploitation potential. We now own interests in a number of established oil and natural gas producing basins that we intend to use as a platform for further growth. In addition, we believe that our properties, coupled with our experienced oil and natural gas operating and technical team, provide us with significant growth potential from development and exploitation activities. Our senior management team successfully implemented a similar acquisition and development strategy at Coda Energy, Inc. and built it into a substantial independent oil and natural gas company that was sold to a larger public independent oil and natural gas company in November 1997.

                                   ----------

     We were incorporated in Texas on October 17, 1955. Our principal executive offices are located at 6500 Greenville Ave., Suite 600, Dallas, Texas 75206, and our telephone number at that address is (214) 368-2084.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     The statements in this prospectus regarding our future financial and operating performance and results, and market prices and future hedging activities, and other statements that are not historical facts are forward-looking statements, as defined in Section 27A of the Securities Act of 1933. We use the words "may," "will," "expect," "anticipate," "estimate," "believe," "continue," "intend," "plan," "budget," or other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations, contain projections of results of operations or of our financial condition, and/or state other "forward-looking" information. These statements also involve risks and uncertainties, including, but not limited to:

     o    estimates of reserves;

     o    market factors;

     o market prices (including regional basis differentials) of oil and natural gas;

     o    results of, costs of and delays in future drilling;

     o    marketing activities;

     o    future production and costs; and

     o    other factors discussed in this report and in our other SEC filings.

     We believe it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those forward-looking statements included in this prospectus.

OUR BUSINESS RISKS

     Our revenue depends on oil and natural gas prices, which fluctuate.

     Our future financial condition and results of operations depend upon the prices we receive for our oil and natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are also beyond our control. Factors that affect the prices we receive for our oil and natural gas include:

     o    the level of domestic production;

     o    the availability of imported oil and natural gas;

     o    actions taken by foreign oil and natural gas producing nations;

     o    the availability of transportation systems with adequate capacity;

     o    the availability of competitive fuels;

     o    fluctuating and seasonal demand for oil and natural gas;

     o    conservation and the extent of governmental regulation of production;

     o    weather;

     o    foreign and domestic government relations; and

     o    overall economic conditions.

     A substantial or extended decline in oil and/or natural gas prices may have a material adverse effect on the estimated value of our oil and natural gas reserves, our financial position, results of operations and access to capital. Our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms substantially depends upon oil and natural gas prices.

     Hedging our production may cause us to forego additional future profits.

     To reduce our exposure to changes in the prices of oil and natural gas, we have entered into and may in the future enter into hedging arrangements for a portion of our oil and natural gas production. The hedges that we have entered into generally have the effect of providing us with a fixed price for a portion of our expected future oil and natural gas production over a fixed period of time. Hedging arrangements may expose us to the risk of financial loss in some circumstances, including the following:

     o the other party to the hedging contract defaults on its contract obligations;

     o there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received; or

     o market prices may exceed the prices at which we are hedged, resulting in our need to make significant cash payments.

     Our hedging activities could have the effect of reducing our revenues which, in turn, could have an adverse effect on our financial condition. For the year ended December 31, 2000, our revenues were reduced by approximately $1.1 million as a result of our hedge contracts. For the six months ended June 30, 2001, our revenues were decreased by approximately $758,000 as a result of our hedge contracts. We may have to make additional payments under these contracts in the future depending on the difference between actual and hedged prices of oil and natural gas. In addition, these hedging arrangements may limit the benefit we would otherwise receive from increases in the prices for oil and natural gas.

     We may be unable to acquire or develop additional reserves.

     As is generally the case in the oil and natural gas industry, our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors which may hinder our ability to acquire additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number of properties for sale. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our quantities of proved reserves will generally decline as they are produced. We cannot assure you that we will be able to locate additional reserves or that we will drill economically productive wells or acquire properties containing proved reserves.

     We cannot assure you that we will be successful in managing our growth.

     We have completed several large acquisitions and our growth could strain our financial, technical, operational and administrative resources. Failure to manage our growth successfully could adversely affect our operations and net revenues through increased operating costs and revenues that do not meet our expectations. We cannot assure you that our recently acquired oil and natural gas properties will be successfully integrated into our operations or will achieve desired profitability.

     We may encounter marketing obstacles.

     Our ability to market our oil and natural gas production will depend upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities. With the exception of a few small gathering systems, we do not currently operate our own pipelines or transportation facilities. As a result, we are dependent on third parties to transport our products. Transportation space on the gathering systems and pipelines we utilize is occasionally limited and at times unavailable due to repairs or improvements to facilities or due to the space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. federal and state and Canadian regulation of oil and natural gas production and transportation, general economic conditions, and changes in supply and demand. These factors and, consequently, the availability of markets are beyond our control. If market factors dramatically change, the financial impact on our revenues could be substantial and could adversely affect our ability to produce and market oil and natural gas.

     We are subject to federal government regulation that could require significant expenditures and could materially decrease our net income.

     From time to time political developments and federal laws and regulations affect our operations in varying degrees. Changes in price controls, taxes and other laws and regulations affect our oil and natural gas production, operations and economics. We review legislation affecting the oil and gas industry for amendments. The legislative review frequently increases our regulatory burden. The regulatory burden on the oil and natural gas industry increases our cost of doing business and affects our profitability. Because these rules and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with these laws. We cannot predict how existing regulations may be interpreted by enforcement agencies or the courts, whether amendments or additional regulations will be adopted, or what effect interpretations and changes may have on our business or financial condition.

     Our Canadian operations may be adversely affected by currency fluctuations and economic and political developments.

     We have significant oil and natural gas operations in Canada. As a result, our Canadian operations are subject to the risk of fluctuations in the relative value of the Canadian and U.S. dollars. We are required to recognize foreign currency translation gains or losses related to our Canadian operations in our consolidated financial statements. Our Canadian operations may be adversely affected by political and economic developments, royalty and tax increases and other laws or policies in Canada, as well as U.S. policies affecting trade, taxation and investment in Canada.

     Our Canadian properties and operations are subject to foreign regulations.

     The oil and natural gas industry in Canada is subject to extensive legislation and regulation governing its operations. This legislation and regulation, enacted by various levels of government, impacts a number of areas, including royalties, land tenure, exploration, development, production, refining, transportation, marketing, environmental protection, exports, taxes, labor standards and health and safety standards. In addition, extensive legislation and regulation exists with respect to pricing and taxation of oil and natural gas and related products. Canadian governmental legislation and regulation may have a material effect on the financial results of our operations and may have a material adverse effect on our results of operations and our financial condition.

     We may not identify all risks associated with the acquisition of oil and natural gas properties.

     Generally, it is not feasible for us to review in detail every individual property involved in an acquisition. Our business strategy focuses on acquisitions of producing oil and natural gas properties. Any future acquisitions will require an assessment of recoverable reserves, development scheduling, future oil and natural gas prices, operating costs, potential environmental hazards and other liabilities and other similar factors. Ordinarily, our review efforts are focused on the higher-valued properties. However, even a detailed review of these properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not inspect each well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we do inspect a well. Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide an effective contractual protection or indemnity against all or part of these problems. Even if a seller agreed to provide indemnity, we cannot assure you that the indemnity would be fully enforceable.

     Restrictive debt covenants limit our ability to finance our operations, fund our capital needs and engage in other business activities that may be in our interest.

     As of September 20, 2001, we had outstanding indebtedness of approximately $6.8 million and $79.9 million in remaining borrowing capacity. In the future we intend to make additional borrowings under our U.S. and Canadian credit agreements. Our U.S. and Canadian credit agreements contain significant covenants that, among other things, restrict our ability to:

     o    dispose of assets;

     o    incur additional indebtedness;

     o    repay other indebtedness;

     o    pay dividends;

     o    enter into specified investments or acquisitions;

     o    repurchase or redeem capital stock;

     o    merge or consolidate; or

     o engage in specified transactions with subsidiaries and affiliates and other corporate activities.

     Also, our credit agreements require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our credit agreements.

     We may be unable to obtain additional financing to implement our growth strategy.

     The growth of our business will require substantial capital on a continuing basis. We cannot finance our long-term business strategy solely through cash flow. Because we have pledged substantially all of our assets as collateral under our credit agreements, it may be difficult for us in the foreseeable future to obtain financing on an unsecured basis or to obtain secured financing other than purchase money indebtedness. If we are unable to obtain additional capital on satisfactory terms and conditions, we may lose opportunities to acquire oil and natural gas properties and businesses. Our failure to obtain any required additional financing may have a material adverse effect on our growth, cash flow and earnings.

     We may be unable to overcome risks associated with our drilling activity.

     Our drilling involves numerous risks, including the risk that we will not encounter commercially productive oil or natural gas reservoirs. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment, or the availability of qualified drilling personnel. While we use advanced technology in our operations, this technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically producible.

     Acquisition, development and exploitation activities are associated with many uncertainties that could adversely affect our business, financial condition and results of operations.

     Our future success will depend on the success of our acquisition, development and exploitation activities. Our decisions to purchase, develop, explore or otherwise exploit properties or prospects will depend in part on the evaluation of information obtained from production data and engineering studies, geophysical and geological analyses, and seismic and other data, the results of which are often inconclusive and subject to various interpretations.

     We cannot control the development of a significant portion of our properties because our interests are in the form of non-operated working interests.

     As of June 30, 2001, we own, but do not operate, wells that represent approximately 18.0% of the PV-10 of our proved reserves. As a result, the success and timing of our drilling and development activities on those properties operated by others depend upon a number of factors outside of our control, including:

     o    the timing and amount of capital expenditures;

     o    the operator's expertise and financial resources;

     o    the approval of other participants in drilling wells; and

     o    the selection of suitable operating and development technology.

     If drilling and development activities are not conducted on these properties, then we may not be able to increase our production or offset normal production declines on these properties.

     PV-10 is an estimate of future net revenues from a property at December 31, 2000, at its acquisition date, or as otherwise indicated, after deducting production and ad valorem taxes, future capital costs and operating expenses, but before deducting federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their "present value." The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil, natural gas and NGL prices and operating costs at December 31, 2000, at its acquisition date, or as otherwise indicated. We believe that PV-10 before income taxes, while not in accordance with generally accepted accounting principles, is an important financial measure used by investors and independent oil and natural gas producers for evaluating the relative significance of oil and natural gas properties and acquisitions.

     Our estimates of oil, natural gas and NGL reserves involve inherent uncertainty.

     Numerous uncertainties are inherent in estimating quantities of proved oil, natural gas and NGL reserves, including many factors beyond our control. These estimates are based upon reports of our independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the SEC, as to constant oil, natural gas and NGL prices, drilling and operating expenses, capital expenditure amounts and timing, taxes and availability of funds. These estimates should not be construed as the current market value of our proved reserves. The process of estimating oil, natural gas and NGL reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, these estimates are an inherently imprecise evaluation of reserve quantities and future net revenue. Our actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil, natural gas and NGL reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves described in this prospectus. In addition, our reserves may be revised downward or upward, based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices and other factors. A material decline in prices paid for our production can adversely impact the estimated volumes of our reserves. Year end 2000 oil and natural gas prices were at historically high levels. Our December 31, 2000 reserve estimates were based upon these prices. As a result, our reserve estimates at December 31, 2000, may be higher than current levels due to the significant decline in commodity prices experienced since that date.

     We are exposed to operating hazards and uninsured risks.

     Our operations are subject to risks inherent in the oil and natural gas industry, including risks of:

     o    fire, explosions and blowouts;

     o    pipe failure;

     o    abnormally pressured formations; and

     o environmental accidents such as oil spills, gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment, including groundwater contamination.

     These events may result in substantial losses to us from:

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     o    injury or loss of life;

     o severe damage to or destruction of property, natural resources and equipment;

     o    pollution or other environmental damage;

     o    clean-up responsibilities;

     o    regulatory investigations; and

     o    penalties and suspension of operations.

     As is customary in our industry, we maintain insurance against some, but not all, of these risks. We cannot assure you that our insurance will be adequate to cover these losses or liabilities. Further, we cannot predict the continued availability of insurance at commercially acceptable premium levels or at all. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events may have a material adverse effect on our financial condition and operations.

     The producing wells in which we own an interest have, from time to time, experienced reduced or terminated production. These curtailments are due primarily to mechanical failures, contract terms, pipeline interruptions, market conditions and weather conditions, and these curtailments may last from a few days to many months.

     Our business exposes us to liability and extensive regulation for environmental matters.

     Our operations are subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose us to liability for our own negligence, but also may expose us to liability for the conduct of others or for our actions which were in compliance with all applicable laws at the time these actions were taken.

     Our business depends on a limited number of key personnel.

     We are substantially dependent upon the skills of two key individuals within our management, Mr. Douglas H. Miller and Mr. T. W. Eubank. Both individuals have experience in acquiring, financing and restructuring oil and natural gas companies. They both previously served as senior management at Coda Energy, Inc., where they successfully implemented a strategy similar to our current strategy. We do not have employment agreements with these individuals or maintain key man insurance. The loss of the services of either one of these individuals could hinder our ability to successfully implement our business strategy.

     We may write-down our asset values.

     Under current accounting rules, we may be required to write-down the value of our oil and natural gas properties if the present value of the future cash flows from our oil and natural gas properties falls below the net book value of these properties. This write-down would negatively affect our earnings and net worth, and could result in a violation of our covenants under our credit agreements.

RISKS RELATING TO OUR COMMON STOCK

     Our stock price may be volatile due to small public float.

     Because the number of shares of our common stock held by the public is relatively small, the sale of a substantial number of shares of our common stock, or conversion of our 5% convertible preferred stock into common stock, may adversely affect the market price of our common stock.

     Our articles of incorporation may prevent a takeover attempt that you may favor.

     Provisions in our articles of incorporation may delay, defer or prevent a tender offer or takeover attempt that you may consider to be in the best interest of our shareholders, including attempts that might result in a premium to be paid over the market price for the stock held by our shareholders. Our articles of incorporation permit our board to issue up to 10,000,000 shares of preferred stock and to establish, by resolution, one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each series of preferred stock. In June 2001, we issued 5,004,869 shares of 5% convertible preferred stock, which has diluted the voting power of shareholders of our common stock. This issuance of preferred stock and future issuances of preferred stock may make a takeover or change in control of us more difficult.

                                 USE OF PROCEEDS

     We will not receive any proceeds from any sale of shares of common stock by the selling shareholder. The selling shareholder will receive all of the net proceeds from the sale of shares of common stock offered.

                               SELLING SHAREHOLDER

     General. This prospectus covers offers and sales from time to time of our common stock by the selling shareholder. In connection with the acquisition of oil and natural gas properties from Central Resources, Inc., we issued to Central Resources, Inc. a warrant for 200,000 shares with an exercise price of $11.00 per share. In May 2001, Central Resources, Inc. transferred the warrant to the selling shareholder, who is a shareholder of Central Resources, Inc. Subsequent to the transfer, the selling shareholder exercised the warrant in its entirety for 200,000 shares with net proceeds to us of $2,200,000. Pursuant to Rule 416 of the Securities Act, the selling shareholder may also offer and sell shares of common stock issued as a result of, among other events, stock splits, stock dividends and similar events. We have prepared and filed the registration statement this prospectus is a part of pursuant to registration rights granted in connection with the issuance of the warrant to Central Resources, Inc., which warrant and registration rights were subsequently assigned to the selling shareholder. We filed a current report on Form 8-K on October 2, 2000, describing the acquisition of oil and natural gas properties from Central Resources, Inc. The description of the acquisition contained in Item 2 of this Form 8-K is incorporated by reference in this prospectus.

     Central Resources, Inc. Pursuant to a registration rights agreement we entered into with Central Resources, Inc., we agreed to file a registration statement on Form S-3 as soon as commercially practicable, covering the resale of all of the shares of common stock obtained by Central Resources, Inc. or its assignees pursuant to the exercise of the warrant. The selling shareholder waived his registration rights in connection with our recent rights offering and we agreed to file a Form S-3 registering his shares within 90 days of closing that rights offering. We generally bear the expense of any registration statement, while the selling shareholder generally bears the selling expenses such as underwriting fees and discounts. The registration rights agreement also includes customary indemnification provisions.

     Selling Shareholder Table. The following table lists the name of the selling shareholder, the number of shares of common stock owned by the selling shareholder before this offering, the number of shares of common stock that may be offered by the selling shareholder pursuant to this prospectus and the number of shares of common stock to be owned by the selling shareholder upon completion of the offering if all shares registered for resale by this registration statement are sold. The selling shareholder has not held any position or office or had any other material relationship with us in the last three years other than as described herein. The information below is as of August 29, 2001, and has been furnished by the selling shareholder.

                                            NUMBER OF           NUMBER OF        NUMBER OF
                                           SHARES OWNED       SHARES BEING      SHARES OWNED
                                             PRIOR TO          REGISTERED        AFTER THIS
NAME OF SELLING SHAREHOLDER                  OFFERING          FOR RESALE       OFFERING(1)
---------------------------------------    ------------       ------------      ------------
Paul J.  Zecchi........................       200,000            200,000              0

----------

(1) Assumes all shares registered under this Registration statement will be offered and sold.

                              PLAN OF DISTRIBUTION

     The selling shareholder, his pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell all or a portion of the shares of common stock being registered hereunder in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling shareholder may sell his shares of common stock by one or more of the following methods, without limitation:

     o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    privately negotiated transactions;

     o    short sales;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     From time to time the selling shareholder may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares of common stock in connection therewith or in settlement of securities loans. If the selling shareholder engages in such transactions, the applicable conversion price may be affected. From time to time the selling shareholder may pledge his shares of common stock pursuant to the margin provisions of his customer agreements with his brokers. Upon a default by the selling shareholder, the broker may offer and sell the pledged shares of common stock from time to time.

     In effecting sales, brokers and dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the selling shareholder (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling shareholder to sell a specified number of such shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling shareholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling shareholder may also sell the shares of common stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

     The selling shareholder and any broker-dealers or agents that participate with the selling shareholder in sales of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock other than fees and expenses of the selling shareholder. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.

                                  LEGAL MATTERS

     Certain legal matters in connection with the securities offered hereby will be passed upon for us by Haynes and Boone, LLP.

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

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given their authority as experts in accounting and auditing.

     The balance sheets of Addison Energy Inc., as of December 31, 1999 and 2000, and the related statements of operations and retained earnings and cash flows for the year ended December 31, 1998, 1999 and 2000, incorporated by reference in this prospectus and registration statement have been audited by KPMG LLP, chartered accountants, as stated in their report included and incorporated by reference herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     The statements of revenues and direct operating expenses for the oil and natural gas properties of Central Resources, Inc., acquired by EXCO Resources, Inc., for each of the three years in the period ended December 31, 1999 incorporated by reference in this prospectus and registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the reserve estimates with respect to our historical properties, presented as of December 31, 1998, 1999 and 2000 and have been incorporated in reliance upon the authority of said firm as experts in petroleum engineering. Lee Keeling and Associates, Inc., also prepared the reserve estimates with respect to the acquisition of the STB Energy properties, the Graves Drilling properties and Addison Energy Inc. at December 31, 2000, and have been incorporated in reliance upon the authority of said firm as experts in petroleum engineering.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus constitutes a part of that registration statement and does not contain all of the information in the registration statement. This prospectus contains a description of the material terms and features of some material contracts, indentures, agreements, reports or exhibits required to be disclosed. However, as the descriptions are summaries of the contracts, indentures, agreements, reports or exhibits, we urge you to refer to the copy of each material contract, report and exhibit filed with the registration statement. Copies of the registration statement, including the exhibits, as well as the periodic reports, proxy statements and other information we file with the SEC, may be examined without charge and copies of the materials may be obtained at prescribed rates from the public reference facilities maintained by the SEC at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can get information about the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. In addition, the SEC

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

maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at the address http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate" into this prospectus information that we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities covered by this prospectus are sold:

     o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

     o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     o    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

     o our Current Report on Form 8-K dated February 21, 2001, filed March 2, 2001;

     o    our Current Report on Form 8-K dated April 26, 2001, filed May 10,
          2001;

     o our Current Report on Form 8-K dated June 21, 2001, and filed June 22, 2001, as amended by Form 8-K/A filed June 29, 2001;

     o our Current Report on Form 8-K dated September 22, 2000, and filed October 2, 2000, as amended by Form 8-K/A filed November 14, 2000; and

     o the description of common stock contained in our Registration Statement on Form 10 filed on April 21, 1980, as updated.

     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of each person, a copy of any and all of the documents incorporated by reference (other than exhibits to the documents unless exhibits are specifically incorporated by reference in the documents). Any request should be directed to
Attention: Richard E. Miller, General Counsel and Secretary, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone: (214) 368-2084.

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